EXHIBIT 99
Release:             On receipt, December 14, 2018
Media Contact:        Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:        John Egan, 515-235-9500, egan.john@principal.com

Principal recommends shareholders reject amended mini-tender offer by Baker Mills LLC

(Des Moines, Iowa) - Principal Financial Group® (Nasdaq: PFG) announced today that it has received notice of an amendment to the unsolicited mini-tender offer by Baker Mills LLC (Baker Mills) to purchase up to 100,000 shares of Principal Financial Group, Inc. common stock (PFG) from Principal® shareholders. The amended offer represents approximately 0.04 percent of Principal’s shares of common stock outstanding as of the December 11, 2018 amended offer date. Baker Mills’ offer price of $33.00 per share is approximately 22 percent lower than the $42.07 closing price of PFG common stock on Nasdaq on December 11, 2018. This offer follows five similar offers by Baker Mills this year to purchase from certain PFG holders up to 50,000; 60,000; 125,000; 110,000; and 90,000, respectively, PFG shares. These previous offers resulted in the purchase by Baker Mills a total of 262,881 PFG shares.

As with the prior offers by Baker Mills, Principal does not endorse Baker Mills’ unsolicited mini-tender offer and recommends that shareholders do not tender their shares in response to Baker Mills’ offer because the offer is, as was the case with the previous offers, at a price that is significantly below the current market value of PFG. Here, the December 11, 2018 closing common stock price of PFG was $42.07 per share.

Principal is not associated in any way with Baker Mills, its mini-tender offer, or its mini-tender offer documents. Baker Mills is organized in Delaware, and has a principal business address in Australia. As noted in the offer documents for this mini-tender, Baker Mills is not generally subject to the information filing requirements of the Securities Exchange Act and is not generally required to file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC) relating to its business, financial condition and otherwise.

Baker Mills has made similar mini-tender offers for shares of other companies and, as noted above, recently completed separate offers to certain PFG holders. In addition, the offer documents for the current mini-tender acknowledge that Baker Mills presently intends to engage in additional similar offers for PFG.

Mini-tender offers, such as this one, seek to acquire less than five percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the SEC. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price. The SEC’s cautionary advice to investors on mini-tender offers is available at https://www.sec.gov/investor/pubs/minitend.htm

As with the prior offers by Baker Mills for PFG, Principal urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Baker Mills’ offer.

Principal urges shareholders who have not responded to Baker Mills’ offer to take no action. Shareholders who have already tendered their shares may withdraw them at any time by providing written notice as described in the Baker Mills mini-tender offer documents prior to the expiration of the offer, currently scheduled for 8:00 p.m., Eastern time, on January 15, 2019. Principal encourages shareholders to review carefully the Withdrawal Rights section of the offer documents.

Principal encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at
www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD’s Notice to Members 9-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at http://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.

Principal’s website (www.principal.com) contains a significant amount of information about Principal, including financial and other information for investors (www.principal.com/investor). Principal encourages investors to visit its website from time to time as information is updated and new information is posted.

About Principal®
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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